EXHIBIT Q



       TRANSACTIONS IN THE COMMON SHARES OF CLIFFS NATURAL RESOURCES INC.



         TRANSACTIONS BY HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.

        Date of                Number of Shares
        Transaction            Purchased / (Sold)       Price per Share

        3/27/2009                    250,000               $18.5918
        3/30/2009                    350,000               $16.4130
        3/31/2009                    250,000               $17.4917
        3/31/2009                     50,000               $18.2164
         4/2/2009                    500,000               $20.8259



                                      Q-1